Exhibit 19.1
CHORD ENERGY CORPORATION INSIDER TRADING POLICY
(Amended as of June 1, 2025)
This Insider Trading Policy (this “Policy”) provides guidance to directors, officers, employees and consultants of Chord Energy Corporation and its subsidiaries (collectively, the “Company”) with respect to transactions in the Company’s securities (such as common stock, options to buy or sell common stock, warrants, convertible securities and debt securities) and derivative securities relating to the Company’s common stock, whether or not issued by the Company (such as exchange-traded options), and the handling of confidential information about the Company, for the purpose of promoting compliance with applicable securities laws.
This Policy applies to directors, officers, employees, contractors and consultants who receive or are aware of Material, Non-Public Information (as defined below) regarding (1) the Company, and
(2) any other company with publicly traded securities, including the Company’s customers, joint venture or strategic partners, vendors, and suppliers (collectively, “business partners”), obtained in the course of employment by or in association with the Company. This Policy also applies to any person who receives Material, Non-Public Information about the Company from an insider. The people to whom this Policy applies are referred to in this Policy as “insiders.” All insiders must comply strictly with this Policy.
The Company reserves the right to amend or rescind this Policy or any portion of it at any time and to adopt different policies and procedures at any time. This Policy is in addition to other Company policies and agreements to which employees, officers and directors are subject, including any confidentiality agreements and the Company’s Corporate Code of Business Conduct and Ethics (the “Code”). In the event of any conflict or inconsistency between this Policy and any other materials distributed by the Company, this Policy shall govern. If a law conflicts with this Policy, you must comply with the law.
You should read this Policy carefully, ask any questions of the Company’s Compliance Officer, and promptly sign and return the certification attached as Annex A acknowledging receipt of this Policy to:
Chord Energy Corporation 1001 Fannin Street, Suite 1500
Houston, Texas 77002
Attention: Compliance Officer
For purposes of this Policy, Company employees, officers and directors are categorized into one of three groups as further described below. Different restrictions contained in this Policy apply to each group. All employees are in Group One unless otherwise described below or notified of being placed in a different category by the Company’s Compliance Officer. The Compliance Officer will work with the Company’s management team to determine the appropriate group for each employee. The Compliance Officer will notify individuals that are placed into Group Two or Group Three, and any employee, officer or director if at any time he or she is placed into a different group.

Exhibit 19.1

You should read this entire Policy. However, for your convenience, the following is a summary of the restrictions that apply to each group under this Policy:
Group One ─ The majority of the Company’s employees are in “Group One.” Members of Group One are required to comply with the restrictions described in Section II, which include, among others, restrictions on (1) trading in securities while in possession of Material, Non-Public Information (“insider trading”), and (2) disclosing Material, Non-Public Information to others (“tipping”). In addition to the general prohibitions against insider trading and tipping described in Section II, members of Group One may only purchase or sell Company securities during the Trading Windows described in Section III.A.
Group Two ─ Certain of our officers and other employees with regular access to material, non-public information are in “Group Two” (including but not limited to employees who prepare or have access to financial reporting and forecasting information and senior leadership team members who are not placed in Group Three). In addition to the general prohibitions against insider trading and tipping described in Section II, members of Group Two may only purchase or sell Company securities during the Trading Windows described in Section III.A.
Group Three ─ Members of the Company’s board of directors (the “Board”) and certain senior officers (including Section 16 officers as defined in Section IV) are in “Group Three,” whose members are subject to the same restrictions as apply to Group Two. In addition, members of Group Three are required to pre-clear most transactions with the Compliance Officer, as described in Section III.B. Members of Group Three will also be notified separately of certain other trading restrictions imposed on them by the federal securities laws and the rules and regulations of the SEC, which may include the restrictions in Section IV.
In addition, regardless of group affiliation, any employee, officer or director of the Company may be temporarily prohibited from buying or selling Company securities during special blackout periods. These special blackout periods are described in Section III.A.
This Policy is designed to promote compliance with insider trading laws, rules and regulations, as well as listing standards applicable to the Company. In addition, it is Company policy not to engage in transactions involving the Company’s own securities in violation of applicable laws.
I.Definitions and Explanations
A.Material, Non-Public Information
1.What Information is “Material”?
It is not possible to define all categories of material information. However, information should be regarded as material if there is a substantial likelihood that it would be considered important to an investor in making an investment decision regarding the purchase, sale or holding of the Company’s securities. Information that is likely to affect the price of a company’s securities is almost always

Exhibit 19.1
material. It is also important to remember that either positive or negative information may be material.
While it may be difficult under this standard to determine whether particular information is material, there are various categories of information that are particularly sensitive and, as a general rule, should always be considered material information. Common examples of material information include:
•Unpublished financial results (annual, quarterly or otherwise);
•Unpublished projections of future earnings or losses, or other earnings guidance;
•Changes to previously announced earnings guidance;
•News of a pending or proposed merger or acquisition of the Company or tender offer for its securities;
•News of a significant acquisition or a sale of significant assets;
•Impending announcements of bankruptcy or financial liquidity problems;
•Drilling results;
•Gain or loss of a substantial customer or supplier;
•Changes in the Company’s distribution or dividend policy;
•Stock splits;
•Changes in the Company’s or its subsidiaries’ credit ratings;
•New equity or debt offerings or other significant financing developments;
•Significant developments in litigation or regulatory proceedings;
•Significant corporate events, including material cyber, data or personnel matters or significant disruptions in the Company’s operations;
•Major personnel changes, particularly departures or elections of directors or executive officers; and
•Certain events that require the Company to file a Current Report on Form 8-K with the U.S. Securities and Exchange Commission (“SEC”).
The above list is for illustration purposes only. If securities transactions become the subject of scrutiny, they will be viewed after-the-fact and with the benefit of hindsight. Therefore, before engaging in any securities transaction, you should consider carefully how the SEC and others might view your transaction in hindsight and with all of the facts disclosed. Moreover, Material, Non-Public

Exhibit 19.1
Information does not exclusively mean information relating to the Company, but may also include information relating to other companies, public or private, with which the Company does business.
2.What Information is “Non-Public”?
Information is “non-public” if it has not been previously disclosed to the general public and is otherwise not generally available to the investing public. In order for information to be considered “public,” it must be widely disseminated in a manner making it generally available to the investing public and the investing public must have had time to absorb the information fully. Generally, one should allow one full Trading Day following publication as a reasonable waiting period before information is deemed to be public.
B.Related Person
“Related Person” means, with respect to the Company’s insiders:
•Family members, such as any spouse, minor child, minor stepchild, parent, stepparent, grandparent, sibling, in-law, and anyone else living in the insider’s household;
•Family members who do not live in the insider’s household but whose transactions in the Company’s securities are directed by the insider or subject to the insider’s influence or control;
•Partnerships in which the insider is a general partner;
•Trusts of which the insider is a trustee;
•Estates of which the insider is an executor; and
•Other equivalent legal entities that the insider controls.
Although a person’s parent or sibling may not be considered a Related Person (unless living in the same household), a parent or sibling may be considered a “tippee” for securities law purposes.
C.Trading Day
“Trading Day” means a day on which national stock exchanges or the Over-The-Counter Bulletin Board Quotation System are open for trading, and a “Trading Day” begins at the time trading begins.
II.General Policy
This Policy prohibits insiders from trading or otherwise transacting in and “tipping,” either directly or indirectly, others who may trade in the Company’s securities while aware of Material, Non-Public Information about the Company. Insiders are also prohibited from trading or tipping

Exhibit 19.1
others who may trade in the securities of another company if they learn Material, Non-Public Information about the other company in connection with their employment by or relationship with the Company. These activities are commonly referred to as “insider trading.”
All insiders should treat Material, Non-Public Information about the Company’s business partners with the same care required with respect to Material, Non-Public Information related directly to the Company.
A.Trading on Material, Non-Public Information
No insider or Related Person shall engage in any transaction in the Company’s securities, including making any offer to purchase, sell, or any other transfer without consideration (e.g., a gift) of the Company’s securities, during any period commencing with the date that he or she is aware of Material, Non-Public Information concerning the Company, and ending at the beginning of the second Trading Day following the date of public disclosure of the Material, Non-Public Information, or at the time that the information is no longer material.
It is also the policy of the Company that the Company will not engage in transactions in the Company’s securities while aware of Material, Non-Public Information relating to the Company or the Company’s securities, except in the event such transactions are done pursuant to Rule 10b5-1 or as otherwise permitted under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
B.Tipping Others of Material, Non-Public Information
No insider shall disclose or tip, either directly or indirectly, Material, Non-Public Information to any other person (including Related Persons) where the Material, Non-Public Information may be used by that person to his or her profit by trading in the securities of the Company to which the Material, Non-Public Information relates, nor shall the insider or the Related Person make recommendations, either directly or indirectly, or express opinions on the basis of Material, Non-Public Information as to trading in the Company’s securities.
C.Confidentiality of Material, Non-Public Information
General Rule. Material, Non-Public Information relating to the Company is the Company’s property and the unauthorized disclosure of Material, Non-Public Information is prohibited. No insider may disclose Material, Non-Public Information about the Company or its business partners to anyone outside of the Company, unless authorized to do so. If an insider receives any inquiry from outside the Company (such as a securities analyst) for information (particularly financial results and/or projections) that may be Material, Non-Public Information, the inquiry should be referred to the Director of Investor Relations or the Compliance Officer, who is responsible for coordinating and overseeing the release of that information to the investing public, securities analysts and others in compliance with applicable laws and regulations.

Exhibit 19.1

Discussing or Recommending Company Securities. The Company recognizes that employee enthusiasm for the Company and its business prospects is a vital element of our success. You should, however, use caution when discussing the Company or its securities with anyone outside of the Company. In the course of discussing the Company or its securities, accidental disclosure of Material, Non-Public Information can occur and can be viewed as tipping or may violate other provisions of the federal securities laws. Likewise, recommendations of our securities can also result in embarrassing situations for you or the Company if you make a recommendation at a time when there is a pending announcement of Material, Non-Public Information by the Company, even if you are unaware of that information.
Internet Postings and Social Media. No employee, officer or director may disclose confidential information about the Company on the Internet or through social media, including discussion forums, blogs and social media (such as LinkedIn, Facebook, X, Instagram, Snapchat, Reddit, Pinterest, YouTube, and other social media networks). Disclosures of Material, Non-Public Information through this type of media may amount to a “tip” or leak of such information, in violation of this Policy, other Company policies regarding computer and social media usage and applicable law.
Authorization to Disclose Material, Non-public Information. The Company authorizes only certain employees, officers and directors to make public disclosures of Material, Non-Public Information or to confer with persons outside the Company regarding such information (for example, our auditors, outside counsel and other advisors). Unless you are authorized to do so by the Chief Executive Officer, the Chief Financial Officer, or the Compliance Officer (or their designees), you should not discuss Material, Non-Public Information with anyone not in the Company. Even in discussions with other Company employees, you should consider the consequences of disclosing Material, Non-Public Information to them. For example, by doing so, you would preclude those persons from trading in the Company’s securities until the information is publicly disclosed. Accordingly, you should restrict the communication of Material, Non-Public Information to those employees, officers, and directors having a need to know in order to serve the Company’s interests.
Non-Disclosure Agreements. Employees, officers and directors involved in transactions or other negotiations that require disclosure of material, non-public information with parties outside the Company should generally have those to whom such information is being disclosed sign a non-disclosure agreement approved by the Compliance Officer. The non-disclosure agreement will require that the recipient of information not disclose the information to others and require the recipient not to trade in the Company’s securities while in possession of such information. You should confer with the Compliance Officer whenever a non-disclosure agreement may be needed.

Exhibit 19.1
D.Prohibited and Discouraged Transactions
Because the Company believes it is improper and inappropriate for its insiders to engage in short-term or speculative transactions involving certain securities, it is the Company’s policy that certain insiders may not engage in any of transactions specified below.
1.Margin Accounts and Pledges. Members of Group Three are prohibited from entering into a pledge of Company securities as collateral for a loan or holding Company securities in a margin account without advance approval. For officers, approval must be received from the Chief Executive Officer and the Compliance Officer, and in the case of directors, approval must be received from the Board of Directors. In considering a request for approval, the reviewing officer or Board of Directors, as the case may be, may consider any factors that it deems relevant and may grant or withhold approval in its sole discretion. Officers are additionally prohibited from purchasing the Company’s common stock on margin (e.g., borrowing money from a brokerage firm or other third party to fund the stock purchase).
2.Short Sales of Company Stock. Any of the Company’s common stock purchased in the open market can be sold by the purchaser at any time, provided that this Policy is adhered to. Selling the Company’s common stock short, however, is strictly prohibited for all insiders by this Policy. Selling short is the practice of selling more shares than you own, which is a technique used to speculate on a decline in the stock price.
3.Buying or Selling Puts or Calls on Company Stock. The purchase or sale of options of any kind, whether puts or calls, or other derivative securities relating to the Company’s common stock is strictly prohibited for all insiders by this Policy. A put is a right to sell at a specified price a specific number of shares by a certain date and is utilized in anticipation of a decline in the stock price. A call is a right to buy at a specified price a specified number of shares by a certain date and is utilized in anticipation of a rise in the stock price.
4.Hedging Transactions. Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the purchase of financial instruments (such as prepaid variable forward contracts, equity swaps, collars, and exchange funds) or other transactions that are designed to hedge or offset any decrease in the market value of the Securities. Members of Group Three are therefore prohibited from engaging in any such transactions with respect to the Company’s securities or any derivatives thereof.

Exhibit 19.1
E.Additional Policies
1.Standing and Limit Orders. Standing and limit orders (except standing orders under approved Rule 10b5-1 Plans, see Section V below) should be used only for a very brief period of time. The problem with purchases or sales resulting from standing or limit instructions to a broker is that there is no control over the timing of the transaction. The broker could execute a transaction when you are in possession of Material, Non-Public Information. Standing or limit orders therefore should not extend beyond the close of market on the trading day in which they are placed.
F.Post-Termination Transactions
The policies set forth in this Section II continue to apply to transactions in the Company’s securities even after the insider has terminated employment or other service relationship with the Company as follows: if the insider is aware of Material, Non-Public Information when his or her employment or service relationship terminates, the insider may not trade or otherwise transact in the Company’s securities until that information has become public or is no longer material.
G.Exceptions
The exceptions to this Policy (including the Blackout Periods described in Section III, Subsection A) are as follows:
1.Acquisition of shares under the Company Employee Stock Purchase Plan, if one is established. Note that this exception does not apply to a subsequent sale of the acquired shares.
2.Other purchases of Company common stock pursuant to automatic payroll deductions made in accordance with a contribution election under another employee benefit plan (provided that the election is made at a time that the insider is not in possession of Material, Non-Public Information) or from Company matching contributions made under any of its employee benefit plans.
3.Award payouts by the Company under any equity-based compensation plans.
4.Automatic reinvestment of dividends pursuant to an election under an employee benefit plan (provided that the election is made at a time that the insider is not in possession of Material, Non-Public Information).
5.The exercise of stock options received under any Company long-term incentive plan. Note that this exception does not include a broker-assisted cashless exercise of a stock option or other subsequent sale of the shares acquired pursuant to the exercise of the option.

Exhibit 19.1
6.The exercise of share withholding rights pursuant to which the insider elects to have the Company withhold shares to pay the exercise price of the stock options or satisfy tax withholding requirements.
7.Trades made pursuant to a “Rule 10b5-1 Plan” (as defined below).
8.An election to entirely suspend future payroll deductions designated for the purchase of Company common stock through any Company Employee Stock Purchase Plan, 401(k), or other employee benefit plan.
9.Any other transaction specifically approved in writing in advance by the Compliance Officer (or by the Chief Executive Officer if the person engaging in the transaction is the Compliance Officer). Any exception for any other transaction by a member of the Window Group must be approved by the Nominating and Governance Committee of the Company’s Board.
III.Additional Trading Policies and Requirements
A.Blackout Periods and Trading Window
Members of Group Two and Group Three are prohibited from trading during the period beginning at the close of market on the day that is 15 calendar days before the end of each fiscal quarter or year, and members of Group One are prohibited from trading during the period beginning at the close of market on the last trading day of the fiscal quarter or year, and ending, in the case of each of Groups One, Two, and Three, after one full Trading Day following the date of public disclosure of the financial results for that fiscal quarter or year (the “Quarterly Blackout Period”), which is a particularly sensitive period of time for transactions in the Company’s securities from the perspective of compliance with applicable securities laws. This sensitivity is due to the fact that members of Group Two and Group Three will, during the Quarterly Blackout Period, often be aware of Material, Non-Public Information about the expected financial results for the quarter or year. In other words, members of Group Two and Group Three may only conduct trades during the “Trading Window” commencing at the beginning of the second Trading Day following the public disclosure of the Company’s quarterly financial results and ending at 15 calendar days before end of the next fiscal quarter. Additionally, except in exceptional circumstances approved by the Compliance Officer, gifts of the Company’s securities by any member of Group Two and Group Three are also subject to this Quarterly Blackout Period restriction.
Notwithstanding the preceding paragraph, if at any time the Company’s Chief Executive Officer and Compliance Officer determine that there is no Material, Non-Public Information, the Quarterly Blackout Period may be temporarily suspended.
From time to time, the Compliance Officer may also prohibit some or all of our employees, officers, or directors from trading the Company’s securities because of developments known to the Company and not yet disclosed to the public (a “Special Blackout Period,” and together with the Quarterly Blackout Period, the “Blackout

Exhibit 19.1
Periods”). In this event, the Compliance Officer will notify the affected persons, and those persons may not engage in any transaction involving the purchase, sale, or gift of the Company’s securities until the Compliance Officer notifies them that the Trading Window is open. In addition, those persons should not disclose to others the fact of the trading suspension.
It should be noted that even during the Trading Window or other suspension of the Blackout Periods, any person aware of Material, Non-Public Information concerning the Company should not engage in any transactions in the Company’s securities until the information has been known publicly for at least one full Trading Day, whether or not the Company has recommended a suspension of trading to that person. Trading in the Company’s securities during the Trading Window or other suspension of the Blackout Periods should not be considered a “safe harbor,” and no insider who possesses Material, Non-Public Information about the Company should trade until at least one full Trading Day after the Company has made the information public or it ceases to be material.
B.Pre-Clearance of Trades
Members of Group Three must not transact in the Company’s securities, even during a Trading Window or other suspension of the Quarterly Blackout Period, without first complying with the Company’s “pre-clearance” process. Each member of Group Three should contact and receive pre-clearance from the Company’s Compliance Officer prior to commencing any transactions in the Company’s securities (whether or not listed in the Exceptions specified in Section II, Subsection G). Group Three members must obtain written clearance from the Company’s Compliance Officer; oral pre-clearance is not sufficient. After you receive permission to engage in a transaction, you must complete your transaction within three trading days (or such shorter period as is designated at the time of your request for permission) or make a new request for clearance. The Company’s Compliance Officer shall immediately report to the Company’s Chief Financial Officer when he or she has pre-cleared any proposed transaction.
Please note that clearance of a proposed transaction by the Company’s Compliance Officer does not constitute legal advice or otherwise acknowledge that a member of the Window Group does not possess Material, Non- Public Information. Insiders must ultimately make their own judgments regarding, and are personally responsible for determining, whether they are in possession of Material, Non-Public Information.
Do not confuse pre-clearance of transactions with the broader prohibition on trading when you are in possession of Material, Non-Public Information. Regardless of whether you have received pre-clearance for a transaction or whether a trading window is open or closed, you may not trade in Company securities if you are in actual possession of Material, Non-Public Information about the Company.
IV.Additional Information for Directors and Officers
The Company’s directors and Section 16 officers (as defined below) are required to file Section 16 reports with the SEC when they engage in transactions in the Company’s securities. Although the Company may generally assist its directors and Section 16

Exhibit 19.1
officers in preparing and filing the required reports, directors and Section 16 officers retain responsibility for the reports.
“Section 16 officer” means the Company’s president, principal financial officer, principal accounting officer (or if none, the controller) any vice-president of the Company in charge of a principal business unit, division or function (such as sales, administration or finance), and any other officer who performs a policy-making function, as determined from time to time by the Board, or any other person who performs similar policy-making functions of the Company, as determined from time to time by the Board. Officers of the Company’s subsidiaries shall also be deemed officers of the Company if they perform policy-making functions for the Company, as determined from time to time by the Board.
Further, directors and Section 16 officers may be subject to trading blackouts pursuant to Regulation Blackout Trading Restriction, or Regulation BTR, under the federal securities laws. In general, and with certain limited exemptions, Regulation BTR prohibits any director or Section 16 officer from engaging in certain transactions involving Company securities during periods when participants are prevented from purchasing, selling or otherwise acquiring or transferring an interest in certain securities held in individual account plans. The rules encompass a variety of pension plans, including Section 401(k) plans, profit-sharing and savings plans, stock bonus plans and money purchase pension plans. Any profits realized from a transaction that violates Regulation BTR are recoverable by the Company, regardless of the intentions of the director or officer effecting the transaction. In addition, individuals who engage in such transactions are subject to sanction by the SEC as well as potential criminal liability. The Company will notify directors and Section 16 officers if they are subject to a blackout trading restriction under Regulation BTR. Failure to comply with an applicable trading blackout in accordance with Regulation BTR is a violation of law and this Policy.
Directors and Section 16 officers should see the Compliance Officer for more information about their obligations under Section 16 of the Exchange Act.
V.Planned Trading Programs
Rule 10b5-1 under the Exchange Act provides an affirmative defense to an allegation that a transaction in the Company’s securities has been made on the basis of Material, Non-Public Information. Under the affirmative defense, insiders may purchase and sell securities even when aware of Material, Non-Public Information. To meet the requirements of Rule 10b5-1, each of the following elements must be satisfied:
•The transaction in the Company’s securities was effected pursuant to a pre-existing plan; and
•The insider adopted the plan while unaware of any Material, Non-Public Information.

Exhibit 19.1
The general requirements of Rule 10b5-1 are as follows:
•Before becoming aware of Material, Non-Public Information, the insider shall have
(1) entered into a binding contract to purchase or sell the Company’s securities,
(2) provided instructions to another person to execute the trade for his or her account or (3) adopted a written plan for trading the Company’s securities (each of which is referred to as a “Rule 10b5-1 Plan”).
•With respect to the purchase or sale of the Company’s securities, the Rule 10b5-1 Plan either: (1) expressly specified the amount of the securities (whether a specified number of securities or a specified dollar value of securities) to be purchased or sold on a specific date and at a specific price; (2) included a written formula or algorithm, or computer program, for determining the amount of the securities (whether a specified number of securities or a specified dollar value of securities), price and date; or (3) provided an employee or third party who is not aware of Material, Non- Public Information with discretion to purchase or sell the securities without any subsequent influence from the insider over how, when or whether to trade.
•The purchase or sale that occurred was made pursuant to a written Rule 10b5-1 Plan. The insider cannot deviate from the plan by altering the amount, the price, or the timing of the purchase or sale of the Company’s securities. Any such deviation, or a plan modification such as the substitution or removal of a broker that is executing trades pursuant to a Rule 10b5-1 Plan that changes the price or date on which purchases or sales are to be executed, will constitute a termination of the Rule 10b5- 1 Plan and the adoption of a new Rule 10b5-1 Plan, which will trigger a new cooling-off period as detailed below.
•An insider cannot enter into a corresponding or hedging transaction, or alter an existing corresponding or hedging position with respect to the securities to be bought or sold under the Rule 10b5-1 Plan.
•The Rule 10b5-1 Plan must have been entered into in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1, and the insider who entered into the Rule 10b5-1 Plan must have acted in good faith with respect to the Rule 10b5-1 Plan.
•If the insider is a director or Section 16 officer, they cannot make any purchases or sales under the Rule 10b5-1 Plan until the expiration of a cooling-off period consisting of the later of (1) 90 days after the adoption of the Rule 10b5-1 Plan; or (2) two business days following the disclosure of the Company’s financial results in a Form 10-Q or Form 10-K for the completed fiscal quarter in which the Rule 10b5-1 Plan was adopted. For all other insiders, no purchases or sales can occur under the Rule 10b5-1 Plan until the expiration of a cooling-off period that is 30 days after the adoption of the Rule 10b5-1 Plan.
•If the insider is a director or Section 16 officer, the Rule 10b5-1 Plan must include a representation certifying that, as of the date of the adoption of the Rule 10b5-1 Plan, (1) the insider is not aware of any Material, Non-public information about the Company; and (2) the insider is adopting the Rule 10b5-1 Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1.
•The insider entering into the Rule 10b5-1 Plan must have no outstanding Rule 10b5-1 Plans at the time of adoption and within the prior 12-month period, except as otherwise provided under Rule 10b5-1(c)(1)(ii).

Exhibit 19.1
To help demonstrate that a Rule 10b5-1 Plan was entered into in good faith and not as part of an insider-trading scheme, the Company has adopted the following policies for such plans:
•Adoption. Since adopting a plan is tantamount to an investment decision, the Rule 10b5-1 Plan may be adopted only during an open Trading Window or other suspension of the applicable Blackout Period when both (1) insider purchases and sales are otherwise permitted under this Policy and (2) the insider does not possess any Material, Non-Public Information. All Rule 10b5-1 Plans must be pre-cleared in writing in advance of adoption or modification by the Compliance Officer and, in the case of Section 16 officers and directors, once required, disclosure regarding the plan’s adoption must be made in accordance with Item 408 of Regulation S-K promulgated by the SEC. Insiders are not permitted to have multiple Rule 10b5-1 Plans in operation. Further, the Rule 10b5-1 Plan should be designed such that that it (1) causes a number of smaller sales over a period of time versus a large number of sales over a short period of time and (2) is consistent with the insider’s prior trading history to minimize the appearance of sales timed with Material, Non-Public Information.
•Plan Alterations. Rule 10b5-1 states that the affirmative defense is not available if the insider altered or deviated from the Rule 10b5-1 Plan. On the other hand, modifications to Rule 10b5-1 Plans are permitted as long as the insider, acting in good faith, does not possess Material, Non-Public Information at the time of the modification and meets all of the elements required at the inception of the plan. Insiders should be aware of the rules regarding deviations and modifications of Rule 10b5-1 Plans as set forth under the general requirements above and avoid frequent modifications of Rule 10b5-1 Plans because this could raise concern about his or her good faith in establishing the plan.
•Early Plan Terminations. Rule 10b5-1 does not expressly forbid the early termination of a Rule 10b5-1 Plan. However, once a Rule 10b5-1 Plan is terminated, the affirmative defense may not apply to any trades that were made pursuant to that plan if such termination calls into question whether the good faith requirement was met or whether the plan was part of a plan or scheme to evade Rule 10b5-1. The real danger of terminating a plan arises if the insider promptly engages in market transactions or adopts a new plan. Such behavior could arouse suspicion that the insider is modifying trading behavior in order to benefit from nonpublic information. Accordingly, it is not advisable for insiders to terminate Rule 10b5-1 Plans except in unusual circumstances. If a director or Section 16 officer’s plan is terminated, once required, disclosure regarding such termination must be made in accordance with Item 408 of Regulation S-K promulgated by the SEC. Furthermore, the Company requires that the insider refrain from engaging in new trades or adopting a new Rule 10b5-1 Plan within 180 days of the termination of a prior plan.

Exhibit 19.1

To allow insiders to terminate Rule 10b5-1 Plans and avoid problems under the federal securities laws, such plans may include the following:
oa provision expressly stating that the insider reserves the right to terminate the plan under certain specified conditions (in order to demonstrate that any termination is not inconsistent with the plan’s original terms);
oa provision specifying that if the insider terminates the plan and subsequently adopts a new plan, that new plan will not take effect for a period of at least 60 days after its adoption; and/or oa provision automatically terminating the plan at some future date, such as a year after adoption.
If an insider establishes a new Rule 10b5-1 Plan after terminating a prior plan, then all the surrounding facts and circumstances, including the period of time between the cancellation of the old plan and the creation of the new plan, are relevant to a determination of whether the insider established the new Rule 10b5-1 Plan “in good faith and not as part of a plan or scheme to evade” the prohibitions of Rule 10b5-1.
•Transactions Outside the Plan. Trading securities outside of a Rule 10b5-1 Plan should be considered carefully for several reasons: (1) the Rule 10b5-1 affirmative defense will not apply to trades made outside of the plan and (2) buying or selling securities outside a Rule 10b5-1 Plan could be interpreted as a hedging transaction. Hedging transactions with respect to securities bought or sold under the Rule 10b5-1 Plan will nullify the affirmative defense. Further, insiders should not sell securities that have been designated as Rule 10b5- 1 Plan securities because any such sale may be deemed a modification of the plan. If the insider is subject to the volume limitations of Rule 144, the sale of securities outside the Rule 10b5-1 Plan could effectively reduce the number of shares that could be sold under the plan, which could be deemed an impermissible modification of the plan. Because trading securities outside of a Rule 10b5-1 Plan poses numerous risks, insiders are discouraged from engaging in securities transactions outside Rule 10b5-1 Plans once they are established.
Adopted and executed Rule 10b5-1 Plans must be provided to the Compliance Officer within one Trading Day after the execution of the plan. In addition, directors and Section 16 officers must also notify the Compliance Officer within one Trading Day after the completion of any transactions under the plan. Sales pursuant to Rule 10b5-1 Plans must be reported on Form 4, and the specific checkbox on the form must be selected to indicate that the transaction was pursuant to a plan.
Please note that the Company retains the right to reject and not permit the adoption of a Rule 10b5-1 Plan for any reason. Further, please note that if trading in the Company’s stock is suspended for any reason, such suspension shall take effect notwithstanding the existence of a Rule 10b5-1 Plan.

Exhibit 19.1

VI.Potential Criminal and Civil Liability and/or Disciplinary Action
A.SEC Enforcement Action
The adverse consequences of insider trading violations can be staggering and currently include, without limitation, the following:
1.For individuals who trade on Material, Non-Public Information (or tip information to others):
•A civil penalty of up to three times the profit gained or loss avoided resulting from the violation;
•A criminal fine of up to $5.0 million (no matter how small the profit); and/or
•A jail term of up to 20 years.
2.For a company (as well as possibly any supervisory person) that fails to take appropriate steps to prevent illegal trading:
•A civil penalty of up to the greater of $2.30 million or three times the profit gained or loss avoided as a result of the insider’s violation;
•A criminal penalty of up to $25.0 million; and/or
•The civil penalties may extend personal liability to the Company’s directors, officers and other supervisory personnel if they fail to take appropriate steps to prevent insider trading.
B.Disciplinary Action by the Company
Persons who violate this Policy shall be subject to disciplinary action by the Company, which may include termination or other appropriate action.
VII.Administration of the Policy
Administration by the Compliance Officer. The day-to-day administration of this Policy will be carried out by the General Counsel (or designee) as the Company’s Compliance Officer for this Policy. If you have any questions concerning the interpretation of this Policy, you should direct your questions to the Compliance Officer.
Reporting Violations. If you become aware of any violation of this Policy, you should report it immediately to the Compliance Officer, or otherwise in accordance with the Code or the Company’s Policy for Complaint Procedures for Accounting and Compliance Matters (the “Whistleblower Policy”). Reports classified as accounting/audit irregularities, insider trading, improper loans to executives, retaliation against whistleblowers, fraud, kickbacks, falsification of Company records, or conflicts of interest will be referred automatically to the Company’s Audit and Reserve Committee.

Exhibit 19.1
Employees will not be disciplined or retaliated against in any way for reporting violations in good faith in accordance with the Code or Whistleblower Policy.
Exemptions. An individual subject to the trading windows or special blackout periods described in Section III may request the Compliance Officer to grant him or her a hardship exemption from those restrictions if he or she is not otherwise prohibited from trading under Section II. However, it is anticipated that exemptions will be given rarely and only in unusual circumstances presenting severe hardship. Any exemptions granted will be brought to the attention of the Nominating and Governance Committee at its next regularly scheduled meeting.
Amendment of the Policy. The Compliance Officer reserves the right to amend this Policy from time to time in consultation with, and subject to the approval of, the Nominating and Governance Committee. If the Policy is amended, the Compliance Officer will communicate to you through normal communications channels the substance of any such changes.
Please bear in mind that the ultimate responsibility for complying with this Policy and applicable laws and regulations rests with you. You should use your best judgment and consult with the Compliance Officer and your legal and financial advisors, as needed.
This document states a policy of Chord Energy Corporation and is not intended to be regarded as the rendering of legal advice.

Exhibit 19.1
ANNEX A INSIDER TRADING POLICY
CERTIFICATION
I have read and understand the Insider Trading Policy (the “Policy”) of Chord Energy Corporation and its subsidiaries (collectively, the “Company”). I agree that I will comply with the policies and procedures set forth in the Policy. I understand and agree that, if I am a director, officer, or employee of the Company or one of its subsidiaries or other affiliates, my failure to comply in all respects with the Company’s policies, including the Policy, is a basis for termination for cause of my employment or service with the Company and any subsidiary or other affiliate to which my employment or service now relates or may in the future relate.
I am aware that this signed Certification will be filed with my personal records in the Company’s Human Resources Department.

Signature
Type or Print Name
Date

A-1